Exhibit 4.3

SECOND AMENDMENT TO THE

AVIV REIT, INC.

2010 MANAGEMENT INCENTIVE PLAN

WHEREAS, Aviv REIT, Inc. (“Aviv REIT”) maintains the Aviv REIT, Inc. 2010 Management Incentive Plan (“Plan”);

WHEREAS, Aviv REIT, Aviv Healthcare Properties Limited Partnership, Omega Healthcare Investors, Inc. (“Omega”), OHI Healthcare Properties Holdco, Inc. (“Merger Sub”), and OHI Healthcare Property Limited Partnership, L.P. entered into that certain Agreement and Plan of Merger, dated October 30, 2014 (“Merger Agreement”), providing for, among other things, the merger of Aviv REIT into Merger Sub (“Merger”);

WHEREAS, under the terms of the Merger Agreement, Omega agreed to (1) assume the Plan from Aviv REIT and (2) convert the shares of Aviv REIT common stock underlying the outstanding awards granted under the Plan to shares of Omega common stock, contingent upon the closing of the Merger (“Closing”) and effective as of the “Merger Effective Time” (as defined in the Merger Agreement); and

WHEREAS, contingent upon the Closing and effective as of the Merger Effective Time, Omega desires to amend the Plan to reflect (i) the assumption of the Plan by Omega from Aviv REIT; (ii) the conversion of the shares of Aviv REIT common stock underlying the outstanding awards granted under the Plan to shares of Omega common stock; and (iii) the termination of the Plan, provided that outstanding options under the Plan as of the Closing Date shall not be affected by the Plan’s termination and shall remain in effect until cancelled, forfeited, terminated or settled in accordance with the terms of the Plan and the applicable option agreements as modified by resolutions of Omega’s Board of Directors implementing Section 2.4 of the Merger Agreement.

NOW, THEREFORE, contingent upon the Closing and effective as of the Merger Effective Time, the Plan is hereby amended as follows:

1.             Section 1.1 of the Plan is hereby deleted in its entirety and replaced with the following:

“The Aviv REIT, Inc. 2010 Management Incentive Plan (this ‘Plan’) was previously maintained by Aviv REIT, Inc. (‘Aviv REIT’) with the purpose of the Plan being (i) to align the interests of Aviv REIT’s stockholders and the recipients of awards under the Plan by increasing the proprietary interest of such recipients in the Aviv REIT’s growth and success, (ii) to advance the interests of Aviv REIT by attracting and retaining Directors and employees and consultants of AAM and its Affiliates and (iii) to motivate such persons to act in the long-term best interests of Aviv REIT and its stockholders.

Effective October 30, 2014, Omega Healthcare Investors, Inc. (‘Omega’), Aviv REIT, Aviv Healthcare Properties Limited Partnership, OHI Healthcare Properties Holdco, Inc. (‘OHI Holdco’), and OHI Healthcare Property Limited

Partnership, L.P. entered into that certain Agreement and Plan of Merger, dated October 30, 2014 (‘Merger Agreement’), providing for, among other things, the merger of Aviv REIT into OHI Holdco (‘Merger’). In accordance with the terms of the Merger Agreement and effective as of the date of the closing of the Merger (‘Closing Date’), Aviv REIT assigned the Plan to Omega and, pursuant to resolutions adopted by Omega’s Board of Directors Omega, assumed the Plan and, for outstanding Options under the Plan, substituted Omega common stock for common stock of Aviv REIT using an exchange ratio of nine-tenths (0.90) of a share of common stock of Omega for one (1) share of common stock of Aviv REIT. Pursuant to resolutions adopted by Omega’s Board of Directors, simultaneously with Omega’s assumption of the Plan, Omega terminated the Plan, provided that outstanding Options under the Plan as of the Closing Date will not, without the Option holder’s consent be affected by the Plan’s termination and will remain in effect until cancelled, forfeited, terminated or settled in accordance with the terms of the Plan and the applicable Option agreements as modified by resolutions of Omega’s Board of Directors implementing Section 2.4 of the Merger Agreement. The Board resolutions described in the prior two sentences shall be deemed to have amended the Plan and all provisions of the Plan shall be interpreted consistently with these resolutions.”

2.             Section 1.2 of the Plan is hereby revised by adding the following to the end of the definition of “Administrator”:

“or, if so designated by the Board in its sole discretion, the Compensation Committee of the Board of Directors of Omega.”

3.             Section 1.2 of the Plan is hereby revised by deleting the definition of “Company” in its entirety and replacing it with the following:

“‘Company’ shall mean Omega Healthcare Investors, Inc., a Maryland corporation, or any successor thereto.”

4.             Section 1.2 of the Plan is hereby revised by deleting the definition of “Common Stock” in its entirety and replacing it with the following:

“‘Common Stock’ shall mean the common stock, $0.10 par value per share, of the Company.”

5.	Section 3.1 of the Plan is hereby amended to add the following at the end thereof:

“The Plan is hereby terminated as of the Closing Date. Notwithstanding anything herein to the contrary, no Options shall be granted under the Plan as of or following the Closing Date.”

6.             Section 3.6 is hereby amended to add the following at the end thereof:

“The number of shares of Common Stock available for issuance under the Plan and the number of shares of Common Stock underlying each outstanding

Option is hereby adjusted by multiplying such number of shares in effect immediately before the Merger Effective Time by 0.90 (the ‘Exchange Ratio’), rounded down to the closest whole share. The exercise price per share of each outstanding Option shall be an amount determined by dividing the exercise price per share in effect immediately before the Merger Effective Time by 0.90, rounded up to the closest whole cent.”

Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this Second Amendment.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed as of the 1st day of April, 2015.

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ C. Taylor Pickett

Name: C. Taylor Pickett

Title: Chief Executive Officer